Exhibit 10.2
FRANCE
ALLERGAN, INC.
2008 INCENTIVE AWARD PLAN
SUB-PLAN – RESTRICTED STOCK UNITS
This sub-plan (the “Sub-Plan”) for the Allergan, Inc. 2008 Incentive Award Plan, as amended from time to time (the “Plan”), provides additional definitions and conditions that will apply to the operation of the Plan with respect to each grant of “Restricted Stock Units” (as defined in the Plan) granted to an “Eligible French Employee” (as defined below).
The additional terms and conditions provided for by the Sub-Plan are specific to Eligible French Employees only and do not affect the rights afforded to any other individual granted Restricted Stock Units or any other award under the Plan. The additional terms and conditions provided for by the Sub-Plan also do not affect the terms of the Plan for purposes of compliance with U.S. laws (including, without limitation, tax and securities laws).
The provisions of this Sub-Plan form an integral part of the Plan and each award of Restricted Stock Units granted to an Eligible French Employee shall be governed by the provisions of this Sub-Plan. The provisions of the Plan shall remain applicable insofar as they do not contradict the provisions of the Sub-Plan.
Notwithstanding any other provision of the Plan, Restricted Stock Units may be granted under the Sub-Plan to Eligible French Employees as follows:
1.	Definitions. Wherever the following terms are used in the Sub-Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan or, if not defined therein, the Terms.

“Eligible French Employee” means any Employee of a French Subsidiary under the terms of a written or oral employment agreement and/or any Employee of a French Subsidiary holding an executive office and who may be granted Restricted Stock Units under the law.

“Date of Grant” means the date on which the Administrator grants to an Eligible Individual the right to receive Restricted Stock Units and determines the number of Units subject to such grant.

“French Subsidiary” means a Subsidiary incorporated, domiciled, organized or formed in France.

“Participant” means only an Eligible French Employee who has been granted Restricted Stock Units.

2.	Vesting. In no event shall any Restricted Stock Units granted to an Eligible French Employee vest prior to the first day of the second calendar year following the Date of Grant of such Restricted Stock Units.

3.	Delivery of Shares. In no event shall any shares of Stock underlying Restricted Stock Units be distributed to a Participant (or in the event of a Participant’s death, to his or her estate) prior to the second anniversary of the Date of Grant of such Restricted Stock Unit (the “Delivery Date”).

4.	Holding Period. In no event shall any Participant sell, pledge, assign or transfer any shares of Stock acquired pursuant to Restricted Stock Units prior to the earlier of (i) the second anniversary of the Delivery Date or (ii) such Participant’s death or disability of second or third category, as determined in accordance with Article L 341-1 of the French Social Security Code (hereafter the “Holding Period”).

5.	Trading Windows. In no event shall any Participant sell, pledge, assign or transfer any the shares of Stock acquired pursuant to Restricted Stock Units (i) during the ten trading sessions preceding and following the date on which the consolidated accounts or annual accounts of the Company are first released to the public, and (ii) during a period (x) starting from the date on which the Board of Directors of the Company or any committee thereof becomes aware of any information which, if published, could significantly affect the Company’s market price and (y) ending at the close of the tenth trading session following the publication of such information.

6.	10% Stockholders. No Restricted Stock Units shall be granted to any Eligible French Employee who, on the date of grant, owns shares representing 10% or more of the outstanding common stock of the Company.

7.	Currency. All amounts payable by a Participant shall be paid in U.S. dollars.

8.	Other Terms. Unless provided otherwise in this Sub-Plan, the terms and conditions of the Plan shall remain unchanged.